Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

THIS CONFIDENTIAL SEPARATION AGREEMENT (the “Agreement”) is made and entered into on June 30, 2024 by and among Adrian Haigh (the “Employee”), Fennec Pharmaceuticals (EU) Limited, Fennec Pharmaceuticals Inc. and their respective affiliated corporations, predecessors, and successors (collectively, the “Company”). The Employee and the Company are sometimes referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Employee is employed by Fennec Pharmaceuticals (EU) Limited pursuant to an employment agreement dated August 3, 2023 (the “Employment Agreement”);

AND WHEREAS the Employee has tendered his resignation to the Company to be effective June 30, 2024 (the “Effective Date”);

AND WHEREAS, the Parties wish to confirm their respective rights and obligations in connection with the foregoing resignation and the cessation of the Employee’s employment with the Company.

AGREEMENT

NOW THEREFORE, in consideration of and in exchange for the promises and covenants contained in this Agreement and the valuable consideration described herein, the sufficiency of which is hereby acknowledged by the Parties, the Parties mutually agree as follows:

1.                  Separation Arrangements.

(a)                Resignation. Employee hereby confirms his resignation from employment, and from any and all officer and director positions with any Company entity, all effective as of the Effective Date.

(b)                Remuneration and Vacation Up to Effective Date. The Company shall pay to the Employee his normal salary as provided in Section 2A of the Employment Agreement up to and including the Effective Date in accordance with the Company’s normal payroll procedures. The pro rata portion of the Employee’s annual vacation entitlement since his start date (August 7, 2023) that has not been taken prior to the Effective Date shall also be paid in accordance with the Company’s normal payroll procedures.

(c)                Expense Reimbursement. Employee will be reimbursed for all customary, ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties up to the Effective Date (including cell phone reimbursement and Wi-Fi reimbursement, each at the rate of EUR200 per month, to the extent not previously reimbursed), all in accordance with the Employment Agreement and Company policies, provided Employee furnishes the Company with vouchers, receipts and other details of such expenses prior to the date that is ninety (90) days after the Effective Date.

(d)               Vested Options. The Parties acknowledge and confirm that, as of the Effective Date: (i) the Employee will, assuming no intervening exercises between now and then, hold the vested options set forth in Schedule “A” under the heading Vested Options (“Vested Options”); and (ii) all other equity awards made to the Employee, including options and restricted stock units (RSUs), have either been previously exercised, or will not have vested as of the Effective Date. The Vested Options shall remain exercisable in accordance with the Company plan under which they were granted (namely either Fennec Pharmaceutical Inc.’s Amended and Restated Stock Option Plan (the “Original Plan”) or its 2020 Equity Incentive Plan (the “2020 Plan”), as applicable) until the earliest of: (i) the original date of expiry of the Vested Option (as set forth under the heading Vested Options in the column entitled Original Expiry Date, where applicable); (ii) the third anniversary of the Effective Date; or (iii) the termination of the Vested Options in connection with a Change in Control (as such term is defined in the Original Plan) or a Sale Event (as such term is defined in the 2020 Plan), as applicable. Except as set forth in subsection 1(e) of this Agreement, any and all unvested options or other equity awards held by the Employee shall expire on the Effective Date and be of no further force or effect.

(e)                Acceleration of Certain Options. Conditional upon execution of this Agreement on or prior to the Effective Date: (i) the Company agrees to accelerate the vesting of 66,667 of the options granted to you on August 7, 2023, as set forth in Schedule “A” under the heading Additional Vested Options (the “Additional Vested Options”); and (ii) the Additional Vested Options shall also remain exercisable in accordance with the 2020 Plan until the third anniversary of the Effective Date or any earlier termination of the Additional Vested Options in connection with a Sale Event (as such term is defined in the 2020 Plan), as applicable.

(f)                Other Benefits. Other than as specifically provided in subsections 1(d) and 1(e) above, Employee’s participation in other Company employee benefit plans, if any, shall cease on the Effective Date.

2.                  Acknowledgements and Release

(a)                Acknowledgements. The Employee acknowledges and agrees that he does not have any right to: (i) receive any cash payments from the Company other than as set forth in subsections 1(b) and 1(c) above; (ii) receive, acquire, possess, or vest into any additional stock options, shares, or restricted stock units, or any other shares, warrants, securities, derivative securities, or other class of capital stock of the Company other than as set forth in subsections 1(d) and 1(e) above; or (iii) receive any other benefits other than as set forth in subsection 1(f). The Employee hereby also acknowledges that he fully understands the terms of this Agreement, and has had the opportunity to receive independent legal representation in connection with the entering into this Agreement, and voluntarily accepts the payments and other benefits herein in consideration for the release set forth in subsection 2(b) below (the “Release”).

(b)                Release. The Employee, for himself or anyone who may have a claim by or through him, and for his heirs, estate, executors, administrators, successors and assigns, hereby releases, acquits and forever discharges the Company, as well as each of the Company’s respective affiliates, parents, subsidiaries and related entities, officers, directors, shareholders, members, employees (past and present), professional employer organizations, as well as the Company’s insurers, reinsurers, agents, servants, representatives, attorneys, and assigns, and any and all other entities with whom the Company has been, are now, or may hereafter be affiliated (collectively “Releasees”), from any and all claims, demands, obligations, actions, causes of action, liabilities, debts, promises, agreements, demands, attorneys’ fees, losses and expenses, known or unknown, suspected or unsuspected, filed or unfiled, that Employee may have or have had arising out of any known or unknown fact, condition or incident occurring prior to the date of this Agreement, including but not limited to those arising out of or in connection with Employee’s employment, the cessation thereof, or any other interaction or relations with Releasees relating to the Company.

(c)                Understanding Respecting Release. It is understood and agreed that: (i) both the Release and any consideration transferred hereunder are deemed to be no admission whatsoever of liability on the part of the Releasees; and (ii) the Release shall not apply to the Company’s obligations set forth in this Agreement, nor to the Employee’s continued right to indemnification as an officer and/or director of any Company entity up to the Effective Date, including any actions taken in such positions up to the Effective Date, all as provided in Company constating documents and associated director and officer insurance policies of the Company; (iii) the Release shall enure to the benefit of the Releasees and shall be binding on the Employee as well as the Employee’s heirs, representatives, successors and assigns; and (iv) the Release is not a condition for the Employee to receive any money to which the Employee would otherwise be entitled to by operation of statute.

3.                 Mutual Non-Disparagement. The Employee agrees that he shall not make any harassing or disparaging statements or comments about any of the Releasees, including any of the Company’s employment policies, any of their employees (past and present), vendors, or any of their clients, shareholders, or customers, either as fact or opinion. The Company shall not make any harassing or disparaging statements or comments about the Employee.

4.                 No Representations Regarding Tax Consequences. The Employee understands and agrees that he (and not any Releasee) is solely responsible for payment of any taxes which are required to be paid to any governmental entity as a result of the Employee’s receipt of any of the consideration set forth in this Agreement, including but not limited to the Vested Options and Additional Vested Options and any exercise thereof.

5.                 Continuing Obligations. Employee acknowledges and agrees that certain of Employee’s obligations under the Proprietary Information and Inventions Agreement signed by him continue after the Effective Date. These obligations include, but may not be limited to, obligations of confidentiality and obligations relating to any intellectual property to which Employee may have contributed while employed by the Company.

6.                  Miscellaneous. This Agreement shall be interpreted under the laws of Ireland, both as to interpretation and performance. This Agreement constitutes the entire agreement between the Parties regarding the Employee’s resignation and the cessation of Employee’s employment with the Company and supersedes all prior agreements, written or oral, between the Company and the Employee regarding such resignation and cessation of employment, and no other agreement, statement, or promise made by one Party to another as to any matter addressed in this Agreement shall be binding or valid. This Agreement cannot be orally modified. Any amendment or modification to this Agreement must be in writing, signed by the Employee and and by a duly authorized representative of the Company. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each Party, and inure to the benefit of each Party, its agents, directors, officers, employees, servants, successors, and assigns. This Agreement is the product of arms-length negotiations and is considered to be jointly drafted. As such, it shall not be construed against any Party because that Party caused it to be reduced to a written instrument. The Parties agree that the terms of this Agreement are fair, reasonable and adequate and the Parties covenant never to challenge this Agreement. The failure of any Party to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an executed Agreement and each of which shall be deemed to be one and the same instrument. A facsimile or digital signature shall be treated as an original signature for all purposes.

AGREED as of the date first written above.

ADRIAN HAIGH

FENNEC PHARMACEUTICALS (EU) LIMITED

By:

Its:

FENNEC PHARMACEUTICALS INC.

By:

Its:

SCHEDULE “A”

OPTION MATTERS

Vested Options:

Date of Grant	No. of Vested Underlying Shares	Exercise Price per Share (USD)	Original Expiry Date[1]
Dec. 31, 2024	10,000	$2.69	Dec. 31, 2024
June 9, 2016	10,246	$2.44	June 9, 2026
June 27, 2017	20,000	$5.10	June 27, 2027
June 8, 2018	20,000	$10.93	-
June 18, 2019	20,000	$4.26	-
Aug. 13, 2020	20,000	$6.17	-
June 29, 2021	20,000	$7.52	-
June 14, 2022	20,000	$5.59	-
June 12, 2023	20,000	$8.78	-
Total:	160,246

1.	Where sooner than the third anniversary of the Effective Date.

Additional Vested Options:

Date of Grant	No. of Vested Shares	Exercise Price (USD)
August 7, 2023	66,667	$8.03